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                                                                   EXHIBIT 10.74

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, dated as of September 1, 2001, by and among ACCREDO HEALTH, INCORPORATED, a Delaware corporation (the "Company"), and THOMAS
W. BELL, JR. (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to employ the Executive for the period provided in this Agreement, and the Executive is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

         NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

         1.       Employment.

                  (a) The Company hereby employs the Executive, and the Executive hereby accepts such employment with the Company, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

                  (b) The Executive affirms and represents that he is under no other obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Executive's acceptance of employment hereunder with the Company, the employment of the Executive by the Company, or the Executive's undertakings under this Agreement.

         2. Term of Employment. Unless earlier terminated as hereinafter provided, the term of the Executive's employment under this Agreement shall initially be for a period beginning on the date hereof and ending August 31, 2004; provided that on September 1, 2004 and on each September 1 thereafter, the term of the Executive's employment hereunder shall automatically be extended for an additional one-year period unless, prior to such September 1, the Company shall have given the Executive, or the Executive shall have given the Company, written notice that the Employment Term shall not be so extended. The period commencing on the date hereof and ending on the earlier of (i) the termination of Executive's employment hereunder, and (ii) the later of August 31, 2004 or the expiration of all one-year extensions described in the preceding sentence, is referred to herein as the Employment Term.

            If the Executive continues in the full-time employ of the Company after the end of the Employment Term (it being expressly understood and agreed that the Company does not now, nor hereafter shall have, any obligation to continue the Executive in its employ whether or not on a full-time basis, after said Employment Term ends), then, unless otherwise expressly agreed to by the Executive and the Company in writing, the Executive's continued employment by the Company after the Employment Term shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by the Company at will, with or without cause and with or without notice, but shall in all other respects be subject to the terms and conditions of this Agreement.

         3. Duties. The Executive shall be employed as Senior Vice President and General Counsel of the Company, shall, subject to the direction of the Board of Directors of the Company (the "Board"), faithfully and competently perform such duties as inhere in such position and shall also perform and discharge such other executive employment duties and responsibilities consistent with his position as


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Senior Vice President and General Counsel as the Board of Directors
of the Company may from time to time reasonably prescribe, including serving as Senior Vice President and General Counsel of one or more of the Company's subsidiaries or affiliates. The Executive's primary workplace will be located in Memphis, Tennessee. Except as set out herein or as may otherwise be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, personal affairs or non-profit public service activities, the Executive shall devote his full time during normal business hours throughout the Employment Term to the services required of him hereunder. The Executive shall render his business services exclusively to the Companies (as defined in Section 6(a)) during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interest of the Companies in a manner consistent with the duties of his position.

         4.       Salary and Bonus.

                  (a) Salary. As compensation for the performance by the Executive of the services to be performed by the Executive hereunder during the Employment Term, the Company shall pay the Executive a base salary at the annual rate of Two Hundred Sixteen Thousand ($216,000.00) Dollars (said amount being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals (but in no event less frequently than monthly) in accordance with the Company's payroll practices from time to time in effect. The Salary payable to the Executive pursuant to this Section 4(a) shall be increased annually, as of September 1, 2002 and each September 1 thereafter for the twelve-month period then commencing, by an amount equal to (i) the annual percentage increase in the Consumer Price Index for Urban Consumers, All Items, Memphis, Tennessee Area, for the most recent twelve-month period for which such figures are then available as reported in the Monthly Labor Review published by the Bureau of Labor Statistics of the U. S. Department of Labor, or (ii) such higher amount as may be determined from time to time by the Board in its sole discretion. Any increase in salary shall be reflected in minutes of the Board or the Compensation Committee of the Board and this Agreement shall automatically be amended to reflect such salary increase without the necessity of a formal amendment executed by the parties.

                  (b) Bonus. The Executive will be entitled to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term beginning with the year which starts on July 1, 2001 provided that Executive is employed by Company on the last day of said fiscal year. The amount of such bonus compensation is based on the extent to which the Company's planned earnings per share established by the Board for the corresponding period (the "Plan EPS") has been achieved, as set out on Exhibit A. and the Company's revenue target ("Revenue Target") or such other targets as shall be set by the Board have been achieved, as set out on Exhibit A. Exhibit A may be amended each fiscal year to reflect the Plan EPS, Revenue Target and other targets established by the Board for the then current fiscal year. Exhibit A will be replaced with the revised Exhibit A approved by the Board when and as amended without the necessity of said amendment being executed by the parties hereto.


                  (c) Withholding, Etc. The payment of any Salary and bonus hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by law or the Company's employee benefit plans.


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         5.       Other Benefits. During the Employment Term, the Executive
                  shall:

                           (i) be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                           (ii) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                           (iii) be entitled to twenty-five paid vacation days in each calendar year beginning January 1, 2001, as well as all paid holidays given by the Company to its senior executive officers and in addition Executive shall be given paid time to attend continuing legal education classes necessary to maintain executive's license to practice law;

                           (iv) be entitled to personal time off, sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

                           (v) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's policies applicable thereto.

                     In addition, from the date hereof until the expiration of the Employment Term, the Company shall maintain term insurance coverage on the life of the Executive (excluding any such coverage provided for pursuant to the foregoing provisions of this Section 5) in the aggregate amount of $500,000, payable to that Executive's named beneficiaries in accordance with standard policy terms and conditions. Company shall also pay Executive's Tennessee professional tax which is due annually, the cost of Executive's attending continuing legal education seminars necessary to maintain his license to practice law and membership dues for Executive in the American Health Lawyers Association and the American Bar Association. For purposes of determining eligibility, vesting and benefit accrual under each of the benefit plans and arrangements referred to in this
           Section 5, the Executive shall be credited with service for all years and partial years of service with NFI, Southern Health Systems, Inc. ("SHS"), or any of their affiliates prior to the date hereof.

         6. Confidential Information. The Executive hereby covenants, agrees and acknowledges as follows:

            (a) The Executive has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any other present or future subsidiaries or affiliates of the Company (collectively, with the Company, the "Companies"), including but not limited to (i) customer and physician lists; patient histories, patient identities and related records and compilations of information; the identify, lists or descriptions of any new customers or



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                 physicians, referral sources or organizations; financial
                 statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; premium structures; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations and new suppliers and (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies and described hereinabove in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (x) that is or become generally publicly available (other than as a result of violation of this Agreement by the Executive) or (y) that the Executive receives on a nonconfidential basis from a source (other than the Companies or their representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies.

            (b) The Executive shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential Information in any way except as is in the best interests of the Companies in the performance of the Executive's duties under this Agreement. The Executive may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing (I) notice to the Company of any third party's request for such information, which notice shall include the Executive's intent with respect to such request, and (ii) sufficient opportunity for the Company to challenge or limit the scope of the disclosure on behalf of the Companies, the Executive or both.

            (c) The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this
                 Section 6 would be inadequate and, therefore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

            (d) The Executive agrees that upon termination of his employment with the Company for any reason, the Executive shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

            (e) The obligations of the Executive under this Section 6 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

            (f) Without limiting the generality of Section 10 hereof, the Executive hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Executive's heirs, successors and legal representatives.


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         7.       Termination.

                  (a) The Executive's employment hereunder shall be terminated upon the occurrence of any of the following:


                           (i)    death of the Executive;

                           (ii) The Executive's inability to perform his duties on account of disability or incapacity for a period of one hundred eight (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

                           (iii) the Company giving written notice, at any time, to the Executive that the Executive's employment is being terminated "for cause" (as defined below);

                           (iv) the Company giving written notice, at any time, to the Executive that the Executive's employment is being terminated other than pursuant to clause (i), (ii) or (iii) above; or

                           (v) the Executive giving written notice, at any time, to the Company that the Executive is terminating his employment for "good reason" (as defined below).

         The following actions, failures and events by or affecting the Executive shall constitute "cause" for termination within the meaning of clause
(iii) above: (A) an indictment for or conviction of the Executive of, or the entering of a plea of nolo contendere by the Executive with respect to, having committed a felony, (B) acts of fraud or criminal conduct by the Executive that are detrimental to the financial condition or business reputation of one or more of the Companies, (C) acts or omissions by the Executive that the Executive knew were likely to damage the business of one or more of the Companies, (D) willful failure by the Executive to perform, or willful disregard by the Executive of, his obligations hereunder or otherwise relating to his employment, or (E) willful failure by the Executive to obey the reasonable and lawful policies or orders of the Board that are consistent with the provisions of this Agreement. For purposes of this Agreement, the Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the Board, stating that, in the good faith opinion of the Board, the Executive is guilty of an action or omission that constitutes cause and specifying the particulars thereof in reasonable detail. Before adopting any such resolution, the Board shall offer the Executive, upon reasonable written notice (which need not exceed two days), an opportunity for him together with his counsel, to be heard by the Board.

         The following circumstances shall constitute "good reason" for termination within the meaning of clause (v) above: (I) the assignment to the Executive of duties that are materially inconsistent with the Executive's position or with his authority, duties or responsibilities as contemplated by
Section 3 of this Agreement, or any other action by the Company or their successors which results in a material diminution or material adverse change in the Executive's title, position, authority, duties or responsibilities, (II) any material breach by the Company or their successors of any provision of this Agreement, (III) a relocation of the Executive's primary workplace without his written consent to any location other than the one described in Section 3 hereof, or (IV) the Company fails to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan or other benefit


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plan, unless the aggregate value of all such compensation, retirement and benefit plans provided to the Executive after the changes is not less than the aggregate value of the plans as of the date before such plans are changed.

                  (b) In the event that (A) the Executive's employment is terminated pursuant to clause (iv) or (v) of Section 7(a) above, whether during the Employment Term or during any continuation of employment pursuant to
                           Section 2 above, or (B) Executive shall resign his employment within twelve (12) months following a Change in Control, the Company shall pay to the Executive, as severance pay or liquidated damages or both, bi-monthly payments at the rate per annum of his Salary at the time of such termination or resignation for a period from the date of such termination to the first anniversary of such termination or resignation. The Executive shall continue to participate in the medical, dental, life, accident and disability benefit plans and arrangements of the Company as provided in Section 5 and on the same basis and at the same cost to Executive as on the date of termination until the earlier of (x) the first anniversary of such termination or resignation, or (y) the date the Executive becomes covered by a plan that provides coverage or benefits at least equal to the Company's plan. In addition, to the extent that Executive is not then 100% vested in any employer matching contribution and earnings thereon allocated to his account in the Company's 401(k) Plan, and said non-vested amount is forfeited, the Company will pay Executive a lump sum amount on the date of such forfeiture equal to the non-vested forfeited amount.

                  (c) For purposes of this Agreement, "Change in Control" means and includes each of the following:

                                    (1) The acquisition by any individual,
                           entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a "Person") of
                           beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition; or

                                    (2) Individuals who, as of the date of this
                           Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect


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                           to the election or removal of directors or other
                           actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                                    (3) Consummation of a reorganization, merger
                           or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Voting Securities, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                                    (4) Approval by the stockholders of the
                           Company of a complete liquidation or dissolution of the Company.

                  (d) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Section 7(b) above, the Company (and its affiliates) shall not be obligated to make any payments to the Executive or on his behalf of whatever kind or nature by reason of the Executive's cessation of employment (including, without limitation, by reason of termination of the Executive's employment by the Company for "cause"), other than (i) such amounts, if any, of his Salary as shall have accrued and remained unpaid as of the date of said cessation, (ii) such other amounts, if any, which may be then otherwise payable to the Executive pursuant to clause (v) of Section 5 above, and (iii) any amounts owed or obligations to the Executive pursuant to the terms of any option or other stock-based award granted to him by the Company.

                  (e) No interest shall accrue on or be paid with respect to any portion of any payments timely made hereunder.

         8.       Non-Assignability.

                  (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 8(a) shall



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                           preclude the Executive from designating a beneficiary
                           to receive any benefit payable hereunder upon his death or incapacity. Neither this Agreement nor any right or interest hereunder shall be assignable by the Company; provided, however, that notwithstanding the foregoing, this Agreement and the Company's rights which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that (i) the assignee or transferee is the successor to all or substantially all of the assets of the Company and (ii) such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

                  (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         9.       Restrictive Covenants

                  (a) Competition. During the Employment Term, during any continuation of employment pursuant to Section 2 above and during the twelve (12) month period following termination of the Executive's employment with the Company for any reason, provided that payments, if any, required pursuant to Section 7(b) hereof are made in full and in a timely fashion, the Executive will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisory or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with any of the Companies within the meaning of Section 9(d), provided, however, that the provisions of this Section (a) shall not be deemed to prohibit the Executive's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stockholding or otherwise, of one percent (1%) or more of any other business.

                  (b) Non-Solicitation. During the Employment Term, during any continuation of employment pursuant to Section 2 above and during the twelve (12) month period following termination of the Executive's employment with the Company for any reason, provided that payments, if any, required pursuant to Section 7(b) hereof are made in full and in a timely fashion, the Executive will not knowingly directly or indirectly induce or attempt to induce any employee of any of the Companies to leave the employ of any of the Companies or of their subsidiaries or affiliates, or in any way interfere with the relationship between any of the Companies and any employee thereof. Notwithstanding the preceding provisions, this Section shall not apply to Lisa Nickelson, Executive's Executive Assistant.

                  (c) Non-Interference. During the twelve (12) month period following termination of the Executive's employment with the Company for any reason, provided that payments, if any, required pursuant to Section 7(b) hereof are made in full and in


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                           a timely fashion, the Executive will not directly or
                           indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any business entity which, during the period of twelve months preceding or following such termination of employment, was among the five largest suppliers of the Company by dollar volume.

                  (d) Certain Definitions. For purposes of this Section 9, a person or entity (including without limitation, the Executive) shall be deemed to be a competitor of one or more of the Companies, or a person or entity (including, without limitation, the Executive) shall be deemed to be engaging in competition with one or more of the Companies, if, at the time of determination, such person or entity (A) engages in any business engaged in or proposed to be engaged in by any of the Companies, or (B) in any way conducts, operates, carries out or engages in the business of managing any entity engaged in any business described in clause (A), in each case, in any state of the United States of America, excluding, however, during any period following the termination of the Executive's employment with the Company, (x) any business or any state in which none of the Companies was engaged or had proposed to be engaged at the time of termination of the Executive's employment with the Company, and (y) after termination of the Executive's employment, any business which was not, prior to such termination, directly or indirectly supervised by the Executive.

                  (e) Certain Representations of the Executive. In connection with the foregoing provisions of this
                           Section 9, the Executive represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Executive further agrees that the limitations set forth in this Section 9 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Executive in this Section 9 shall survive the expiration or termination of this Agreement.

                  (f) Injunctive Relief. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Section 9 hereof would be inadequate and, therefore, agrees that the Company and any of its subsidiaries or affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

         10. Indemnity. To the maximum extent permitted by applicable law and the charter and by-laws of the Company, the Company shall indemnify the Executive and hold him harmless; for any acts or decisions made by him in good faith while performing services for the Company or any of its subsidiaries or affiliates. Company will use reasonable best efforts to maintain, and after termination to continue, coverage for Executive under director's and officer's liability coverage to the same extent as other current or former officers and directors of the Company and its subsidiaries or affiliates. The Company will, to the extent provided by its charter and by-laws and applicable law, advance or pay all expenses, including attorney's fees actually and necessarily incurred by the Executive in connection with the defense of any action, suit or proceeding arising out of Executive's service for the Company and in connection with any appeal thereon, including the cost of court settlements.


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

         11. No Mitigation. In the event of Executive's resignation or termination of the Executive's employment under Section 7, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

         12. Binding Effect. Without limiting or diminishing the effect of
Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

         13. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid,
(iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

         14. Enforcement. Any dispute arising under this Agreement shall, at the election of either party, be resolved by final and binding arbitration to be held in Memphis, Tennessee in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award entered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         15. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

         16. Severability. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Section 6 or 9 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 9 is held by a court or competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

           17. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

           18. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

         19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the date and year first above written.


                                         ACCREDO HEALTH, INCORPORATED

                                         By: /s/ David D. Stevens
                                            ------------------------------
                                                 David D. Stevens
                                                 Chief Executive Officer


                                         /s/ Thomas W. Bell, Jr.
                                         ---------------------------------
                                         THOMAS W. BELL, JR.





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